SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULE 13D-1

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(FINAL AMENDMENT)

Technology Solutions Company

(Name of Issuer)

Common Stock

(Title of Class of Securities)

87872T207 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 87872T207	Page 1 of 4 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power *

*See the response to Item 5.
6) Shared Voting Power *

*See the response to Item 5.
7) Sole Dispositive Power *

*See the response to Item 5.
8) Shared Dispositive Power *

*See the response to Item 5.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person *

*See the response to Item 5.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9) *

*See the response to Item 5.
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 87872T207	Page 2 of 4 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power *

*See the response to Item 5.
6) Shared Voting Power *

*See the response to Item 5.
7) Sole Dispositive Power *

*See the response to Item 5.
8) Shared Dispositive Power *

*See the response to Item 5.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person *

*See the response to Item 5.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9) *

*See the response to Item 5.
12)	Type of Reporting Person (See Instructions)

HC

CUSIP No. 87872T207	Page 3 of 4 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power *

*See the response to Item 5.
6) Shared Voting Power *

*See the response to Item 5.
7) Sole Dispositive Power *

*See the response to Item 5.
8) Shared Dispositive Power *

*See the response to Item 5.

9)	Aggregate Amount Beneficially Owned by Each Reporting Person *

*See the response to Item 5.
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9) *

*See the response to Item 5.
12)	Type of Reporting Person (See Instructions)

BK

Page 4 of 4 Pages

ITEM 5 -	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

The reporting person has ceased to beneficially own more than 5% of the class of securities of the issuer.

ITEM 10 -	CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007
Date

By:	/s/ George P. Long, III
Signature -The PNC Financial Services Group, Inc.
George P. Long, III, Corporate Secretary
Name & Title

February 12, 2007
Date

By:	/s/ Maria C. Schaffer
Signature - PNC Bancorp, Inc.
Maria C. Schaffer, Executive Vice President
Name & Title

February 12, 2007
Date

By:	/s/ George P. Long, III
Signature - PNC Bank, National Association
George P. Long, III, Secretary
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT

WAS PREVIOUSLY FILED AS EXHIBIT A TO SCHEDULE 13G